EXHIBIT 10.15

                         AGREEMENT FOR THE PURCHASE AND
                         SALE OF COMMERCIAL REAL ESTATE

     THIS AGREEMENT FOR THE PURCHASE AND SALE OF COMMERCIAL REAL ESTATE ("Agreement") is entered into as of October 14, 1999 ("Effective Date") between Bishop Powers, Ltd., a Colorado limited partnership ("Seller") and JH Foods, Ltd., a Colorado limited partnership ("Purchaser"), upon the basis of the following facts:

                                    RECITALS
                                    --------

     Seller is developer of a commercial retail shopping center (the "Center") to be commonly known as the "Creekside Center", located in Colorado Springs, El Paso County, Colorado, and depicted on the map attached hereto as Exhibit A and incorporated herein by reference. The first portion of the Center to be developed is to be subdivided into approximately three (3) lots ("Phase I"). Purchaser desires to purchase from Seller one of the lots to be platted. Attached hereto as Exhibit B is a map showing the approximate configuration and location of the lot Purchaser desires to purchase. Purchaser proposes to use the Property (as hereinafter defined) for a Carl's Jr. "fast food" hamburger establishment ("Purchaser's Intended Use").

     Subject to the terms of this Agreement, Seller has agreed to sell the Property (as hereinafter described), to Purchaser.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree as follows:

     SECTION 1. SALE OF PROPERTY. Subject to the terms and conditions provided in this Agreement, Seller agrees to sell and Purchaser agrees to purchase all of Seller's right, title and interest in and to the approximately 36,722 square feet of real property located approximately as depicted in Exhibit B and incorporated herein by reference (the "Property"). The legal description of the Property shall be included in the Survey described in Section 3.2(c), and the square footage of such Property shall not differ from 36,722 by more than two percent (2%). Prior to Closing, the Property will be platted in accordance with
Section 10, and will be conveyed to Purchaser by platted legal description, which platted Property shall not be materially different than that described in the Survey.

     SECTION 2. PURCHASE PRICE. The purchase price to be paid by Purchaser to Seller for the Property is $367,220 (the "Purchase Price"), adjusted as provided in Section 3.2(c). The Purchase Price will be paid by Purchaser in the following manner:

     2.1 Earnest Money Deposit. Purchaser has deposited the sum of $10,000.00 with Lawyers Title Insurance Company, 555 East Pikes Peak, Suite 120, Colorado Springs, Colorado 80903 (the "Title Company") as earnest money and as a deposit towards payment of the Purchase Price (together with any additions to such deposit, herein the "Earnest Money Deposit"). The Earnest Money Deposit shall be credited against the Purchase Price at Closing (as defined below). The Earnest Money Deposit shall earn interest at the highest available rate, and any interest accrual shall belong to the party entitled to the Earnest Money Deposit in accordance with this Agreement.

     2.2 Funds at Closing. At Closing, Purchaser shall pay to Seller the balance of the Purchase Price, which balance shall be paid in immediately available good funds.

     SECTION 3. TITLE MATTERS.

     3.1 Permitted Exceptions. Seller shall transfer and convey its right, title and interest in the Property to Purchaser, subject only to such matters as Purchaser may waive or consent to pursuant to Section 3.3, the CC&R's referred to in Section 11 hereinafter, and the matters shown on the Plat referred to in
Section 10.6 (the "Permitted Exceptions").

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     3.2 Title  Documents.  On or before  thirty  days (30) after the  Effective
Date, Seller shall deliver to Purchaser at Seller's expense the following title evidence covering the Property (collectively, the "Title Documents"):

          (a) Title Commitment. A title insurance commitment (the "Title Commitment") issued by the Title Company showing the status of record title to the Property, together with copies of all recorded documents referred to in the Title Commitment. The Title Commitment must commit to insure title to the Property in the name of the Purchaser in the full amount of the Purchase Price, subject only to the Permitted Exceptions. The Title Commitment shall further commit to delete the standard printed exceptions. Seller shall, at its expense and promptly after Closing, cause the owner's policy of title insurance to be issued to Purchaser pursuant to the Title Commitment.

          (b) Tax Certificate. A certificate of taxes due covering the Property prepared by the Treasurer of El Paso County, Colorado.

          (c) Survey. A land survey plat (as defined in Section 38-51-102, Colorado Revised Statutes) of the Property, prepared by a licensed Colorado surveyor, which shall comply with ALTA 1992 Standards for an Urban Class survey (the "Survey"). The Survey shall contain a legal description of the Property and shall show the bearing and distances of all boundary lines of the Property, all improvements to the Property, all easements and other title matters encumbering or appurtenant to the Property, the location of all dedicated public rights-of-way adjacent to the Property, any encroachments onto or off of the Property, the Federal flood zone designation and any other matters that would be disclosed by an accurate survey of the Property, including the square footage of the Property. The Survey shall also contain the certification of the surveyor sufficient for deletion of the standard survey exception from the Title Commitment, and shall be certified to Purchaser and Purchaser's lender, if any. If the square footage of the Property as determined by the Survey is different than 36,722 square feet, then the Purchase Price shall be increased or decreased at the rate of $10.00 per square foot for every square foot by which the area of the Property exceeds or is less than 36,722 square feet.

     3.3 Defects of Title. Purchaser shall have the right to object to any defect of title which appears in the Title Documents and which renders title to the Property unmerchantable or which makes the Property unsuitable for Purchaser's Intended Use (a "defect of title"). Any objection to a defect of title must be in writing and must be received by Seller no later than the expiration of the Inspection Period (as defined in Section 4.2). Purchaser's failure to provide Seller with written notice of an objection to any title matter appearing in the Title Documents within the Inspection Period shall be deemed to be a waiver by Purchaser of any objection it might otherwise have; and all such title matters shall become additional "Permitted Exceptions." Notwithstanding the foregoing, if a defect of title is not revealed in the Title Documents and is discovered by Purchaser after the close of the Inspection Period, Purchaser shall have until five (5) days after the date of its discovery of the defect of title or the date of Closing, whichever is earlier, to provide Seller with notice of its objection to the defect of title, provided, however, that Purchaser shall be deemed to have approved and accepted any matters that are shown on the Plat as described in Section 10.6. If Seller receives timely written notice from Purchaser of a defect of title, Seller shall have the right, in its sole discretion except as otherwise specified, to (a) correct or cure the defect of title, (b) with Purchaser's consent, obtain title insurance over the defect of title through title policy endorsement or otherwise, or (c) notify Purchaser that Seller does not intend to cure or insure over the defect of title. If Seller is unable or unwilling to cure or insure over a defect of title, Purchaser shall have the right to either (a) terminate this Agreement and its obligations hereunder, or (b) waive its objection to the defect of title. If Purchaser elects to terminate this Agreement, the Title Company shall return the Earnest Money Deposit to Purchaser and neither party shall have any further obligation hereunder. If Purchaser elects to waive its objection to the defect of title, the title matter objected to shall thereafter be considered a "Permitted Exception." A defect of title, regardless of its disposition under this Section, shall not result in a reduction of the Purchase Price.

     SECTION 4. INSPECTION OF PROPERTY.

     4.1 Inspection Items. Seller shall, on or before fifteen (15) days after the Effective Date, deliver to Purchaser copies of all information, studies or reports in Seller's possession, custody or control with respect to soils, engineering and environmental matters, and copies of all written documentation with respect to the pending action by the City of Colorado Springs to condemn a sewer line on the west side of the Center.

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     4.2 Inspection Period. Purchaser shall have from the Effective Date through sixty days (60) days after the Effective Date, (the "Inspection Period"), in which to determine whether or not the Property is suitable for Purchaser's Intended Use (including compliance with applicable zoning, subdivision, building and other governmental regulations), which determination shall be in Purchaser's sole discretion. At anytime during the Inspection Period, Purchaser shall have the right to terminate this Agreement and all of its obligations hereunder by providing written notice to Seller of its election to terminate. Upon receipt of such a notice of termination by Seller, this Agreement shall be automatically terminated without further action by either party. Upon termination, the Title Company shall immediately return the Earnest Money Deposit to Purchaser.

     4.3 Access to Property. During the Inspection Period, Purchaser and its agents and representatives shall have access to the Property to conduct a physical inspection and to conduct such testing, including core drilling and soils reports, as Purchaser deems appropriate. Until the Closing, Purchaser shall not materially alter the existing condition of the Property. Purchaser hereby indemnifies and holds Seller harmless from any and all losses, costs or expenses (including lien and personal injury claims, settlement and reasonable attorneys' fees) which arise from such entry and work, and which may be asserted against Seller, the Center or the Property.

     SECTION 5. REPRESENTATIONS AND WARRANTIES.

     5.1 Seller's Representations and Warranties. As of the Effective Date and as of the date of Closing, Seller hereby represents and warrants to Purchaser that:

          (a) Seller is the owner and, subject to the matters set forth in this Agreement, has full right, power and authority to sell, convey and transfer the Property to Buyer as provided in this Agreement and to carry out Seller's obligations under this Agreement. This Agreement and all documents executed by Seller that are to be delivered prior to or at Closing have been duly authorized and have been (or, when executed and delivered, will be) duly executed and delivered by Seller and are (or, when executed and delivered will be) legal, valid and binding obligations of Seller.

          (b) The execution, delivery and performance of this Agreement, and the consummation of the transaction contemplated hereby, will not result in any breach of or constitute any default under or result in the imposition of any lien or encumbrance against any part of the Property under any agreement or other instrument to which Seller is a party or by which Seller or any part of the Property might be bound.

          (c) Seller is aware of the provisions of the Deficit Reduction Act of 1984, 26 U.S.C. Section 1445, et seq., and the Internal Revenue Service regulations implementing said Act referring to the withholding tax on the disposition of United States real property interests by foreign persons and foreign corporations, and Seller is not a foreign person or corporation as defined by said Act and regulations.

          (d) In the event any claim is made by any party for the payment of sums due for the furnishing of labor, materials, equipment or fuel to Seller or to the Property at the request of Seller prior to Closing, or in the event any lien is filed against the Property subsequent to Closing as a result of the furnishing of such materials, labor, equipment or fuel at the request of Seller, Seller shall immediately cause said lien to be released of record or otherwise satisfy Buyer, to Buyer's reasonable satisfaction, that such lien will be immediately released.

          (e) To the best of Seller's actual knowledge without investigation, as of the date of this Contract and as of the date of Closing, the Property (including land, surface water, ground water and improvements) is now and will then be free of all contamination, including (i) any "hazardous waste", "underground storage tanks", "petroleum", "regulated substance", or "used oil" as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. ss. 9601, et seq.) as amended, or by any regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental

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Response,  Compensation and Liability Acto of 1980 (42 U.S.C. ss. 9601, et seq.)
as amended, or by any regulations promulgated thereunder (including, but not limited to, asbestos and radon); (iii) any "oil, petroleum products, and their byproducts", as defined by C.R.S. 1973 ss. 25-17-101 et seq., as amended, or by any regulations promulgated thereunder; (iv) any "hazardous waste" as defined by the Colorado Waste Act, C.R.S. 1973 ss. 25-15-101, et seq., or by any regulations promulgated thereunder; (v) any substance the presence of which on, in or under the Property is prohibited by any law similar to those set forth above; and (vi) any other substance which by law, regulation or ordinance requires special handling in its collection, storage, treatment or disposal.

          (f) Except as may otherwise be provided for or disclosed herein, and except for those matters that are subject to Purchaser's control, to the best of Seller's actual knowledge without investigation, as of the date of this Contract, the Property may be used for Purchaser's Intended Use.

For purposes of this subsection 5.1, "to the best of Seller's knowledge" shall mean to the best of the knowledge of Robert E. Thrailkill and John A. Alsko, who are the President and Secretary, respectively, of Bishop Capital Corporation, the general partner of Seller.

     5.2 Purchaser's Representations and Warranties. As of the Effective Date and as of the date of Closing, Purchaser hereby represents and warrants to Seller that:

          (a) Neither the entering into of this Agreement nor the consummation or the transaction contemplated hereby will constitute a violation or breach by Purchaser of any contract or other instrument to which Purchaser is a party, or to which it is subject or by which any of its assets or properties may be affected, or of any judgment, order, writ, injunction or decree issued against or imposed upon it, or will result in a violation of any applicable law, order, rule or regulation of any governmental authority affecting Purchaser.

          (b) To the best of Purchaser's knowledge,  there is no action, suit or
proceeding   pending  or  threatened   against   Purchaser  which  would  affect
Purchaser's ability to enter into or consummate this Agreement.

     SECTION 6. CONDITION OF PROPERTY; DISCLAIMER OF WARRANTIES.

     6.1 As Is. Except as specifically set forth in Sections 5,10, 11 and 16 of this Agreement:

          (a) Purchaser acknowledges and agrees that Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (i) the value, nature, quality or condition of the Property, including, without limitation, the water, soil and geology; (ii) the income to be derived from the Property; (iii) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon; or, (iv) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property; and Seller specifically disclaims any representations regarding compliance with any environmental protection, pollution or land use laws, rules, regulations, orders or requirements, including solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Property, of asbestos or any hazardous substance, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and regulations promulgated thereunder.

          (b) Purchaser further acknowledges and agrees that having been given the opportunity to inspect the Property, Purchaser is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller or Broker other than information referred to in this Agreement.

          (c) Purchaser further acknowledges and agrees that any information provided or to be provided by or on behalf of Seller with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and makes no representations as to the accuracy or completeness of such information.

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          (d) Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property, or the operation thereof, furnished by any real estate broker, agent, employee, servant or other person.

          (e) Purchaser further acknowledges and agrees that to the maximum extent permitted by law, the sale of the Property as provided for herein is made on an "AS IS" condition and basis with all faults.

It is understood and agreed that the Purchase Price has been adjusted by prior negotiation to reflect that all of the Property is sold by Seller and purchased by Purchaser subject to the foregoing.

     6.2 Radon. The Colorado Department of Health and the United States Environmental Protection Agency ("EPA") have detected elevated levels of naturally occurring radon in structures in the Colorado Springs area. EPA has raised concerns with respect to adverse effects on human health of long-term exposure to high levels of radon. Purchaser may conduct radon tests to determine the possible presence of radon in the Property and may conduct such other investigations and consult such experts as Purchaser deems appropriate to evaluate radon mitigation measures that can be employed in the design and construction of improvements on the Property. Purchaser shall rely solely upon such investigations and consultations and acknowledges that Seller has made no representation, express or implied, concerning the presence or absence of radon in the Property, the suitability of the Property for development or the design or construction techniques, if any, that can be employed to reduce any radon levels in improvements built on the Property; and Purchaser, for itself and its successors and assigns, releases Seller from any liability whatsoever with respect to the foregoing matters.


     SECTION 7. CONDITIONS PRECEDENT TO PURCHASE AND SALE.

     7.1 Conditions Precedent to Purchaser's Obligations. The following matters shall constitute absolute conditions precedent to Purchaser's obligations to purchase the Property:

          (a) Seller's representations and warranties set forth in Section 5.1 of this Agreement shall be true and correct as of the closing date.

          (b) The Seller has received all approvals contemplated by Section 10 of this Agreement.

          (c) Purchaser has received the approval from the City of Colorado Springs ("City") of Purchaser's Development Plan.

          (d) The Plat referenced in Section 10.6 has been recorded.

          (e) Seller has provided Purchaser with a copy of the Letter of Credit referenced in Section 10.3.

     Purchaser shall act with due diligence in completing the conditions of this Agreement. In the event that the conditions set forth above are not met or satisfied on or before Closing, through no fault of Purchaser, then Purchaser may either obtain a refund of the Earnest Money Deposit, following which neither party shall thereafter have any further liability to the other hereunder, or Purchaser may waive in writing the nonfulfillment of any portion of these conditions and purchase the Property pursuant to the terms and provisions hereof without any reduction in the Purchase Price.

     7.2 Condition Precedent to Seller's Obligation. The following matters shall constitute absolute conditions precedent to Seller's obligations to sell the
Property:

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          (a)  Purchaser's  representations  and warranties set forth in Section
5.2 of this Agreement shall be true and correct as of the closing date.

          (b) Seller has determined  that the Development  Budget  referenced in
Section 10.1 does not reflect a total cost that exceeds $300,000.00.

          (c) The Seller has received all approvals contemplated by Section 10 of this Agreement.

          (d) The Plat referenced in Section 10.6 has been recorded.

     Seller shall act with due diligence in completing the conditions of this Agreement. In the event the conditions set forth above is not met or satisfied on or before Closing, through no fault of Seller, then Seller may terminate this Agreement by giving written notice of termination to Purchaser in which event the Earnest Money Deposit shall be refunded to Purchaser following which neither party shall thereafter have any further liability to the other hereunder, or Seller may waive in writing the nonfulfillment of the condition and sell the Property to the Purchaser pursuant to the terms and provisions hereof.

     SECTION 8. CLOSING.

     8.1 Closing Date. The closing of the purchase and sale of the Property (the "Closing") shall occur ten (10) business days following notice to Purchaser from Seller that the City has approved the Concept Plan, the Plat and Purchaser's Development Plan (the "City Approvals"), provided that the Plat has been recorded by Closing. The Closing shall occur at the offices of the Title Company.

     8.2 Purchaser's Obligations at Closing. In addition to delivery of the balance of the Purchase Price as described in Section 2.2., a portion of which shall be deposited into escrow pursuant to the provisions of the Escrow Agreement, as described in Section 10.2 hereinafter, Purchaser shall execute and deliver the following to Seller at Closing:

          (a) Such affidavits, instruments or agreements that may be required by the Title Company in its issuance of the policy of title insurance pursuant to the Title Commitment.

          (b) A statement which reflects the settlements and prorations provided for in Section 9.

          (c) The Escrow Agreement.

          (d) Such other documents that may be necessary to carry out the purposes of this Agreement.

     8.3 Seller's Obligations at Closing. Seller shall execute and deliver the following to Purchaser at Closing:

          (a) A Special Warranty Deed conveying the Property to Purchaser, subject only to the Permitted Exceptions.

          (b) A FIRPTA Affidavit.

          (c) Such affidavits, instruments or agreements that may be required by the Title Company in its issuance of the policy of title insurance pursuant to the Title Commitment.

          (d) A statement which reflects the settlements and prorations provided for in Section 9.

          (e) The Escrow Agreement.

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          (f) Such  other  documents  that  may be  necessary  to carry  out the purposes of this Agreement.

     SECTION 9. SETTLEMENT AND PRORATIONS. The following items shall be prorated or settled between Purchaser and Seller at Closing:

     9.1 Taxes and Assessments. Prior to Closing, Seller shall pay the amount of any unpaid real and personal property taxes allocable to the Property for tax years prior to the year of Closing and all installments of any special assessments due in years prior to the year of Closing. If Seller fails to pay the entire amount of such taxes and assessments by Closing, Seller shall be debited on its settlement sheets with the unpaid amount of such taxes and assessments and any resulting penalties. Real property taxes and installments for assessments for the Property for the year of Closing, payable in the following calendar year, shall be apportioned between Seller and Purchaser as of the date of Closing. Such apportionment shall be computed on the basis of the most recent assessed valuation and mill levy information, and shall be final.

     9.2 Miscellaneous Closing Costs. Seller shall pay the costs associated with providing Purchaser with the title insurance policy described in Section 3.2. All real estate recording and documentary fees payable in connection with the purchase and sale of the Property shall be paid by Purchaser. Any fee for closing services which is charged by the Title Company shall be shared equally by Seller and Purchaser. Except as otherwise expressly provided in this Agreement, Purchaser and Seller shall pay their own fees and expenses incurred in the preparation, execution and performance of their respective obligations under this Agreement.

     SECTION 10. APPROVALS, PLANNING, PLATTING AND DEVELOPMENT.

     10.1 Seller's Development Obligations - Generally. The Seller shall be responsible for subdividing and platting the Property and for the Off Site and On Site Development Work (as hereinafter defined). Prior to the Effective Date, Seller has furnished Purchaser with a development budget (the "Development Budget") for all On and Off Site Development Work necessary or required in connection with the subdivision and platting of the Property (including both "hard" and "soft" costs). The Development Budget was prepared using the most accurate information available to Seller at the time of its preparation. In the event that unforeseen events occur (such as, for example, City imposed development obligations not currently anticipated in Seller's current Development Budget) prior to Closing that cause the total amount of the Development Budget to increase above $300,000.00, Seller may, at its option, so notify Purchaser, and may elect to by such notice to terminate this Agreement and all of its obligations hereunder. Upon receipt of such a notice of termination by Purchaser, this Agreement shall be automatically terminated without further action by either party. Upon termination, the Title Company shall immediately return the Earnest Money Deposit to Purchaser.

     10.2 Timing of Seller's Development Obligations.

          (a) Platting and Concept Plan. On or before ninety (90) days after the Effective Date, Seller shall complete and submit to the City for its approval the Concept Plan and the Plat (as hereinafter defined) of the Property. Seller shall use its reasonable efforts to obtain the City's approval of the Concept Plan and the Plat.

          (b) Development Work. It is anticipated that none of the Development Work will be completed by Closing. As a consequence, and to assure the Purchaser that the On Site Development Work will be completed in a timely manner following the Closing, the parties have agreed that at Closing, and out of the net proceeds payable to Seller, Seller will place in an escrow an amount equal to
1.2 times the amount arrived at by deducting from $300,000, (i) the face amount of the Letter of Credit (as described in Section 10.3), and (ii) the amount Seller has deposited into an escrow created by an "Escrow Agreement" in which the parties are the Seller, the Title Company and Dillon Real Estate Co., Inc., a Kansas corporation, the terms of which are substantially the same as those set forth on Exhibit C attached hereto and incorporated herein by reference (the "Dillon Escrow"). The terms of the escrow agreement between Seller and Purchaser (the "JH Escrow") shall be substantially as set forth in the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C. The date to be inserted in Paragraph 3 of Exhibit C, shall be seven (7) months after the date of Closing. In the event that the Dillon Escrow is not created or funded until after the JH Escrow has been created and funded, Seller shall be permitted, immediately following the funding of the Dillon Escrow, to withdraw from the JH Escrow an amount equal to the amount deposited in the Dillon Escrow. In the event that the actual cost of the Development Work, as evidenced by firm bids from contractors, exceeds $300,000, Seller shall place into the JH Escrow an amount equal to 1.2 times the amount of such excess. Seller hereby warrants to Purchaser that the Development Work will be substantially completed not later than seven (7) months after the date of Closing.

          (c) Mechanics Lien Claims. In performing the Development Work, Seller will keep the Property free and clear of all liens and claims of liens by contractors, subcontractors, mechanics, laborers, materialmen, and other such persons ("Mechanics Lien Claims"), and will cause any recorded statement of any such lien to be released of record within 30 days after the recording thereof. The Title Insurance Policy issued to Purchaser pursuant to Section 3.2 (a) shall contain affirmative coverage against Mechanics Lien Claims asserted against the Property as a consequence of Seller's activities with respect to the Development Work.

     10.3 Off Site Development Work. For purposes of this Agreement, "Off Site Development Work" shall mean all of the development work to be performed off the Property and required to be completed by the City as a condition of the City's approval of the Concept Plan and the Plat, including by way of example and not limitation, all perimeter curbing along Powers Boulevard and Galley Road, and all entry ramps into the Center off Galley Road. In accordance with the City's procedures, the parties acknowledge that the City, as a condition of the approval of the Concept Plan and the Plat, will require Seller agree to complete the Off Site Development Work, and to post with the City a letter of credit ("Letter of Credit") to assure the City of the completion of the certain of the Off Site Development Work.

     10.4 On Site Development Work. For purposes of this Agreement, "On Site Development Work" shall mean all of the development work on the Property required to be completed by the City as a condition of the City's approval of the Concept Plan and the Plat, and the following:

          (a) Rough grading of the Property in accordance with the City approved grading plan (the "Grading Plan").

          (b) Construction of private road access to Property per Concept Plan.

          (c) Stubbing all utilities to a boundary of the Property pursuant to City Utility Department specifications.

     10.5 Purchaser's Development Plan. Purchaser acknowledges that the City will require a development plan or development plans ("Purchaser's Development Plan") for the Property to be approved in accordance with applicable zoning laws and City subdivision ordinances prior to the issuance of any building permit for construction of improvements on the Property. On or before ninety (90) days after the Effective Date, Purchaser shall complete and submit to the City for its approval, Purchaser's Development Plan for the Property. Purchaser acknowledges that in accordance with the provisions of the CC&R's (as hereinafter defined), Seller will have certain approval rights, including the right to approve development plans prior to their submission to the City. Before submitting any Purchaser's Development Plan for the Property to the City, Purchaser shall submit Purchaser's Development Plan to Seller for approval in accordance with the CC&R's. Purchaser shall not permit any development plan to become final and binding on the Property or Seller until after Closing.
Purchaser shall be solely responsible for obtaining the City's approval of Purchaser's Development Plan, and Seller will cooperate with Purchaser's efforts to obtain the City's approval of Purchaser's Development Plan and any conditional use request which have been approved by Seller.

     10.6 Concept Plan and Platting. Purchaser acknowledges that the Property must be platted and that governmental authorities will require a concept plan ("Concept Plan"), showing the proposed development within the Center, and a plat ("Plat") of the Property, to be approved in accordance with applicable zoning laws and City subdivision ordinances. The Concept Plan must be approved by the City, and the Plat recorded, prior to the issuance of any building permit for construction of improvements on the Property. Purchaser acknowledges that the Plat will have to provide for landscaping, utility and drainage easements as required by the City. Seller shall be responsible for obtaining the City's approval of the Concept Plan and Plat.

     10.7 Seller's Plat Responsibilities. Contingent upon Closing, Seller shall be responsible for all improvements, fees and agreements with the City concerning either installation of improvements or provisions for public facilities that are required pursuant to approval and recording of the Plat affecting the Property. Purchaser shall be responsible for all fees and charges payable in connection with building permits or otherwise payable with respect to the Property, except for the specific obligations of Seller identified in this Agreement.

     10.8 Utility Service. Seller shall be responsible for extending water, natural gas, electric and sewer utility lines from their current locations to a boundary of the Property, and for installation of fire hydrants in the Center in accordance with applicable local laws, including building regulations and fire codes. The size or capacity of the utility lines extended to the Property boundary shall not be less than the following:

     Utility                               Size or Capacity
     -------                               ----------------

     Water Main                            two inch (2")
     Sanitary Sewer                        four inch (4")
     Natural Gas                           two inch (2")

In addition, Seller will extend electrical service by providing suitably sized pull wire and conduit. Purchaser shall be responsible for extending such utility services to the improvements it constructs on the Property and for paying all tap, line extension and other City imposed charges and fees in connection with the extension of such utility services to the improvements. Purchaser acknowledges that the City installs all electric lines and that Purchaser will be solely responsible for making arrangements with the City's Department of Utilities to extend electric lines and to provide electrical service to meet the particular needs of the improvements to be constructed on the Property. Purchaser will also be responsible for obtaining telephone and cable television lines and service for the Property. Purchaser acknowledges that the Plat will have to provide for utility easements as required by the City.

     10.9 Streets. Access to the Property will be provided via public and private streets. Seller shall be responsible for constructing all private and public access roads within the Center. The access road into the Center off of Galley Road (the "Street"), will be constructed to meet City street standards. Purchaser acknowledges that Seller intends to dedicate the Street to the City as soon as the City is prepared to accept the Street as a City street. Purchaser shall be solely responsible for constructing all driveways within the boundaries of Purchaser's Property and all curbs and sidewalks on or adjacent to the Property required by governmental authorities, except those which are the Seller's responsibility pursuant to this Agreement.

     10.10 Drainage. Seller shall be responsible for installing, or causing to be installed, all drainage facilities required by the City outside of the Property that relate to development on the Property. Purchaser will be solely responsible for providing all drainage facilities required within the boundaries of the Property in accordance with the Purchaser's Development Plan, the Plat and any applicable drainage plans approved by the City. Purchaser acknowledges the Plat will have to provide for drainage easements as required by the City.

     10.11 Park and Drainage Fees. Seller will hold Purchaser harmless from all requirements and obligations to the City for park fees and drainage fees with respect to the Property that are required to be paid in conjunction with the filing and approval of the Plat under ordinances in effect at the time of this Agreement.

     10.12 Purchaser's Approval Rights. Seller shall, at its expense, prepare and deliver to Purchaser, by not later than ninety (90) days after the Effective Date, the following:

          (a)  The Grading Plan;

          (b)  The proposed Concept Plan;

          (c)  The proposed Plat;

          (d)  The CC&R's (as defined in Section 11.1).

Purchaser shall have fourteen (14) days after it receives any of the foregoing to approve or disapprove the same by giving written notice to Seller, and if it disapproves (a "Disapproval"), stating specifically the reasons therefor. In the event Purchaser does not give such notice within the time period allowed, it shall conclusively be deemed to have given its approval. If Seller receives timely written notice from Purchaser of a Disapproval, Seller shall have the right, in its sole discretion, to (a) correct or cure the Disapproval, or (b) notify Purchaser that Seller does not intend to cure the Disapproval. If Seller is unable or unwilling to cure the Disapproval, Purchaser shall have the right to either (a) terminate this Agreement and its obligations hereunder, or (b) waive its Disapproval. If Purchaser elects to terminate this Agreement, the Title Company shall return the Earnest Money Deposit to Purchaser and neither party shall have any further obligation hereunder. If Purchaser elects to waive its Disapproval, the matter objected to shall thereafter be considered approved.

     10.13 Cooperation. The Seller and Purchaser shall cooperate with one another in a reasonable manner to the end that the Closing occurs as contemplated by this Agreement. All approvals required to be obtained by either party pursuant to this Agreement shall be sought in a reasonable manner and acted upon diligently and expeditiously. Whenever the provisions of this Agreement require one party to obtain the other party's approval, such approval shall not be unreasonably withheld or delayed. Each party shall use its good faith efforts to satisfy all the conditions to its performance of this Agreement.

     10.14 Center Signs. Seller will seek City approval for the construction of a sign to be located at the southeast corner of the Center (the "Center Sign"), which identifies the Center and provides for additional signage for property owners within the Center. In the event Seller is able to obtain the City's approval, Seller shall erect the Center Sign, and Purchaser shall be entitled to the top 25% of the total signage available on the Center Sign for identification of the business operated from the Property. Purchaser shall be responsible for reimbursing Seller for its pro-rata portion of the cost of purchasing and erecting the Center Sign, and for Purchaser's pro-rata portion of the continuing costs of lighting, maintenance and repair. For purposes of the preceding sentence, "pro-rata portion" means the square footage of Purchaser's signage on the Center Sign compared to the square footage of all signage available on said sign for owners or tenants of property within the Center.

     SECTION 11. THE COVENANTS FOR THE CENTER.

     11.1 Covenants. On or before the date set forth in Section 10.12, Seller shall deliver to Purchaser at Seller's expense, the proposed covenants, conditions and restrictions (the "CC&R's") which Seller intends to place on the Center, including the Property. Purchaser acknowledges that the Property will be conveyed subject to the CC&R's. In addition to other matters, the CC&R's shall:

          (a) Incorporate, as part of the property covered thereunder, the Property.

          (b) Contain a prohibition that, for so long as the Property is utilized primarily for the sale of "fast food" hamburgers through a facility that includes a "drive-through" order and pick-up service, no other portion of the Center shall be used for the sale of "fast food" hamburgers through a facility that includes a "drive-through" order and pick-up service (such as, for example, a McDonalds or a Burger King), provided, however, that such restriction shall not prevent other property in the Center from being used for the conduct of a "sit down" restaurant business without a "drive-through" that sells hamburgers as its primary menu item (such as, for example, Gunther Toody's) or which sells hamburgers as one of the selections from its menu (such as, for example, Denny's), and further provided, that such restriction shall not prevent other property in the Center from being used primarily for the conduct of a "fast food" restaurant with a "drive-through" which does not sell hamburgers, such as chicken or ethnic foods (such as, for example, Kentucky Fried Chicken or Taco Bell).

          (c) Provide that any private roadways shall be governed by the CC&R's and each property owner within the Center shall pay it's proportionate share of expenses (as set forth in the CC&R's) which shall be allocated among those property owners owning platted lots within any phase of the development that has been incorporated in the CC&R's currently being served by the roads and services.

          (d) Contain provisions allowing the Seller to "phase" the development of the property within the Center.

          (e) Contain provisions allowing the Seller to approve all plans and specifications for any improvements to be constructed on any property within the Center, and development plan for or plat of any property within the Center.

Purchaser shall have the right to approve the CC&R's in accordance with the procedures set forth in Section 10.12.

     11.2 Other Development. Purchaser acknowledges that Seller has made no representations or warranties to Purchaser concerning the development of any other property adjacent to or in the vicinity of the Property on which Purchaser has relied.

     SECTION 12. POSSESSION. Possession of the Property shall be delivered to Purchaser at Closing, subject to Seller's right of access to the Property to perform its On and Off Site Development Work and other obligations pursuant to the terms of this Agreement.

     SECTION 13. NAME AND LOGO. Except for directional and location identification purposes, neither the name "Creekside Center," any derivatives thereof, nor the logos associated with such name may be used in any way in connection with the Property or any promotion of it, unless Seller has given its prior written approval to such use.

     SECTION 14. CONDEMNATION. If, between the Effective Date and Closing, any portion of the Property is taken in condemnation, Purchaser shall have the option to terminate this Agreement and its obligations hereunder. The option to terminate contained in this Section must be exercised by written notice to Seller no later than ten (10) business days after Purchaser is notified in writing by Seller or others of the condemnation. If Purchaser exercises its option to terminate in accordance with this Section, the Title Company shall return the Earnest Money Deposit to Purchaser and neither party shall have any further obligation hereunder. If Purchaser does not exercise its option to terminate as provided in this Section, the Agreement shall continue in full force and effect. In such event, the Purchase Price shall be paid by Purchaser at Closing without reduction, but Seller shall remit to Purchaser all awards received by Seller as a result of the condemnation.

     SECTION 15. DEFAULT AND REMEDIES. In the event of default by either party under this Agreement, Purchaser and Seller agree as follows:

     15.1 Default by Purchaser. If Purchaser shall default in the performance of its obligations hereunder, Seller's sole and only remedy shall be to terminate this Agreement and to retain the Earnest Money Deposit as liquidated damages.

     15.2 Default by Seller. If Seller shall default in the performance of its obligations hereunder, Purchaser shall have the right to either (a) terminate this Agreement and to obtain the return of the Earnest Money Deposit, or (b) enforce this Agreement through an action for specific performance and damages. Purchaser and Seller hereby agree that if Purchaser elects to recover damages from Seller, Purchaser's damages shall not exceed $50,000, and Purchaser hereby waives its right to recover damages from Seller in excess of such amount, including without limitation any loss of profits, consequential damages, punitive damages or any other damages or losses suffered by Purchaser in connection with this Agreement.

     SECTION 16. BROKERS. Seller represents and warrants to Purchaser that, other than Highland Commercial Group, LLC ("Broker"), who is acting as a transactional broker with respect to the sale contemplated by this Agreement, no other broker or finder has been engaged by Seller in connection with any of the transactions contemplated by this Agreement. Seller further represents and warrants that no person or entity, other than Broker, now claims or will claim any commission, finder's fee or other amounts by, through, under or as a result of any relationship with Seller because of such transactions. Seller agrees to pay Broker a commission equal to eight percent (8%) of the Purchase Price, which commission shall not be earned or payable until the occurrence of the Closing and Seller's receipt of the Purchase Price. In the event of a termination of this Agreement, Broker shall have no right to share in the Earnest Money Deposit if retained by Seller. Purchaser represents and warrants to Seller that no broker or finder has been engaged by Purchaser in connection with any of the transactions contemplated by this Agreement. Purchaser further represents that no person or entity, other than Broker, claims or will claim any commission, finder's fee or other amounts by, through, under or as a result of any relationship with Purchaser because of such transactions. Each party agrees to hold the other party harmless from and against any and all costs, expenses, claims, losses or damages, including reasonable attorneys' fees, resulting from any breach of the representations and warranties contained in this Section.

     SECTION 17. ASSIGNMENT. Purchaser shall not have the right to assign all or any part of its interest or rights under this Agreement without the prior written consent of Seller, except for an assignment to an affiliate. For purposes hereof, "affiliate" means any person or entity which controls, is controlled by, or is under common control with, the Purchaser. A person or entity shall be deemed to have control of another person or entity if such person or entity directly or indirectly or acting in concert with one or more persons and/or entities, or through one or more subsidiaries, owns, controls or holds with power to vote more than 15 percent of the voting shares or rights of such other entity, or controls in any manner the election or appointment of a majority of the directors, trustees or managers of another entity, or is the general partner in or has contributed more than 25 percent of the capital of such other entity.

     SECTION 18. MISCELLANEOUS.

     18.1 Notices. All notices required or permitted under this Agreement shall be given by nationally recognized overnight courier, for "next day" delivery, with all delivery costs paid, or by hand delivery, directed as follows:

          If intended for Seller, to:
                   Bishop Powers, Ltd.
                   c/o Bishop Capital Corporation
                   716 College View Drive
                   Riverton, WY  82501
                   Attn: Robert Thrailkill
                   Phone:  (307) 856-3800

          If intended for Purchaser, to:
                   JH Foods, Ltd.
                   4830 Rusina Road, Suite D
                   Colorado Springs, CO 80907
                   Attn:  Jim Hafemeister

          with a copy in each case to:
                   Flynn McKenna Wright & Karsh, llc
                   Plaza of the Rockies, Suite 202
                   111 South Tejon
                   Colorado Springs, Co 80903
                   Attn:  R. Tim McKenna

          and a copy in each case to:
                   Thomas M. Haskins, III
                   Gentry & Haskins LLP
                   Suite 220
                   102 North Cascade
                   Colorado Springs, CO 80903

Any notice delivered by overnight carrier in accordance with this paragraph shall be deemed to have been duly given when delivered. Any notice which is hand delivered shall be effective upon receipt by the party to whom it is addressed. Either party, by notice given as above, may change the address to which future notices should be sent.

     18.2 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns.

     18.3 Entire Agreement. This Agreement, together with the exhibits attached hereto, constitutes the entire agreement between Seller and Purchaser, and may not be modified in any manner except by an instrument in writing signed by both parties.

     18.4 Headings. The section and subsection headings contained in this Agreement are inserted only for convenient reference and do not define, limit or proscribe the scope of this Agreement or any exhibit attached hereto.

     18.5 Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute one and the same instrument.

     18.6 Unenforceable Provisions. If any provision of this Agreement, or the application thereof to any person or situation shall be held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall continue to be valid and enforceable to the fullest extent permitted by law.

     18.7 Time of the Essence. Time is strictly of the essence with respect to each and every term, condition, obligation and provision of this Agreement, and the failure to timely perform any of the terms, conditions, obligations or provisions hereunder by either party shall constitute a breach of and a default under this Agreement by the party so failing to perform. In calculating any period of time provided for in this Agreement, the number of days allowed shall refer to calendar and not business days. If any day scheduled for performance of any obligation hereunder shall occur on a weekend or holiday, the time period allowed and day for performance shall be continued to the next business day.

     18.8 Waivers. No waiver by either party of any provision hereof shall be effective unless in writing or shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by either party of the same or any other provision.

     18.9 Attorneys' Fees and Costs. In the event of litigation between Seller and Purchaser arising out of the enforcement of or a default under this Agreement, the prevailing party shall be entitled to judgment for court costs and reasonable attorneys' fees in an amount to be determined by the court.

     18.10 Governing Law; Construction of Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. Seller and Purchaser and their respective counsel have reviewed, revised and approved this Agreement. Accordingly, the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

     18.11 Duration of Offer. Purchaser has executed and submitted this Agreement to Seller as an offer for acceptance by Seller to be evidenced by Seller's execution of this Agreement. Purchaser's offer as represented by this Agreement shall continue in effect only until October _____, 1999. If Purchaser has not received a copy of this Agreement executed by Seller on or before that date, Purchaser's offer and this Agreement shall immediately terminate and shall no longer be of any force or effect.



This Agreement for the Purchase and Sale of Commercial Real Estate has been executed as of the date first written above.



                       SELLER:

                             Bishop Powers., Ltd.
                             By: Bishop Capital Corporation, its general partner



                             By: /s/ Robert E. Thrailkill
                             ----------------------------
                             Its: President
                             --------------



                       PURCHASER:


                             JH Foods, Ltd., a Colorado limited partnership
                             By: HAF Foods, Inc., a Colorado corporation,
                                    its General Partner


                             By: /s/ James Hafemeister
                             -------------------------
                             Its: President
                             --------------

                               AGREEMENT OF BROKER


The undersigned, as Broker hereunder, acknowledges and agrees that Section 16 of the foregoing Agreement correctly sets forth the understanding and agreement between Broker, Seller and Purchaser relating to the payment of a commission resulting from the sale of the Property.



  BROKER:

        Highland Commercial Group, LLC



         By: /s/ James E. Spittler, Jr.
         ------------------------------
         Its: Member
         -----------

                                    EXHIBIT A
                                       to
                         Agreement for the Purchase and
                         Sale of Commercial Real Estate

                                  Map of Center

                                    EXHIBIT B
                                       to
                         Agreement for the Purchase and
                         Sale of Commercial Real Estate

                                 Map of Property

                                    EXHIBIT C
                                       to
                         Agreement for the Purchase and
                         Sale of Commercial Real Estate


                                ESCROW AGREEMENT



     THIS ESCROW AGREEMENT is executed this ____ day of ____________, 1999, by and among Bishop Powers, Ltd., a Colorado limited partnership ("Bishop"), JH Foods, Ltd., a Colorado limited partnership ("JH Foods, Ltd.") and Lawyers Title Insurance Company ("Escrow Agent").

                                    RECITALS

     A. JH Foods, Ltd. and Bishop entered into a certain Agreement for the Purchase and Sale of Commercial Real Estate dated _______, 1999 (the "Contract"), whereby Bishop agreed to sell to JH Foods, Ltd., and JH Foods, Ltd. agreed to buy, certain real property located in El Paso County, Colorado, as more particularly described on Exhibit A attached hereto (the "Property").

     B. As partial consideration for JH Foods, Ltd.'s purchase of the Property, Bishop agreed to install certain on site improvements and off site improvements.

     C. Some or all of the on site improvements ("On Sites") listed on Exhibit B have not been completed or paid to date. However, the parties nonetheless desire to close the transaction provided for in the Contract.

     D. To ensure that the On Sites will be completed and paid for in a timely manner, JH Foods, Ltd. and Bishop have agreed to close on the date hereof and Bishop has agreed to deposit with Escrow Agent, pursuant to the terms of this Escrow Agreement, the sum of $___________ (the "Funds").

     E. The Closing shall be completed today, and the Escrow Agent shall hold the Funds to disburse the Funds post-closing pursuant to the terms of this Escrow Agreement.

     NOW THEREFORE, in consideration for their mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Closing; The Account. The Closing shall be completed forthwith and immediately thereafter Escrow Agent shall deposit the Funds in an interest bearing account at a federally chartered financial institution, the deposits of which are insured by the Federal Deposit Insurance Corporation, which should be designated as "Lawyers Title Insurance Company on behalf of Bishop Powers, Ltd." (the "Account"). Interest accruing on the Account shall retained in the Account until disbursed in accordance with this Escrow Agreement.

     2. Disbursements to Bishop.

          a. The parties acknowledge that disbursements from the Account to Bishop shall be made with respect to the On Site line items in Exhibit B. Thus, Bishop will only be entitled to receive the amount set forth in Exhibit B for a given On Site line item, subject to Subparagraph f. below, and any greater costs incurred for that On Site line item shall be Bishop's sole responsibility;

          b. Prior to any disbursements being made to Bishop, Bishop or a development manager designated in writing by Bishop, shall submit a certificate and demand for payment ("Certificate") to Escrow Agent at the address set forth on the signature page of this Escrow Agreement. The Certificate shall set forth, by line item, the type of On Sites for which work has been done, the extent to which each has been completed, the amount of payment (based on Exhibit B) that is being demanded for each On Site line item, the total disbursement amount being requested and whether the Certificate is a final disbursement request;

          c. Bishop may request payment of the amount expended for any On Site line item, provided however, that if during the term of this Escrow Agreement the amount requested by Bishop for an On Site line item, together with all previously advanced amounts for that On Site line item, exceeds the amount shown on Exhibit B for such On Site line item, Escrow Agent shall only disburse to Bishop the amount designated on Exhibit B for that On Site line item;

          d. After confirming that payments for any particular On Site line item have not exceeded the amount provided in Exhibit B, Escrow Agent shall promptly disburse the requested amount from the Account. Each disbursement shall be in the form of a lien waiver check from Escrow Agent and shall be made payable jointly to the contractor performing the work and Bishop;

          e. Bishop shall only submit disbursement Certificates to Escrow Agent twice each month, but shall be permitted to submit one final Certificate at any time to handle any previously unsubmitted On Site costs. Each Certificate shall contain all previously unsubmitted On Site costs which have been incurred by Bishop to date; and,

          f. If Bishop installs all of the On Sites (rather than JH Foods, Ltd.) and funds are remaining in the Account following Bishop's final Certificate amounts, Escrow Agent shall then disburse all remaining amounts to Bishop.

     3. Default by Bishop - JH Foods, Ltd.'s Completion. If all On Sites have not been completed by ___________, 200_, JH Foods, Ltd. may notify Escrow Agent, and following the giving of such notice, may itself complete the On Site improvements, and draw on the remaining Funds held by the Escrow Agent in accordance with the procedures set forth in Section 2 hereinabove.

     4. Termination of Escrow. This Escrow shall terminate upon completion of all the On Site Improvements, or by written agreement of Bishop and JH Foods, Ltd..

     5. Amendments. No changes or modifications shall be effected in the terms of this Escrow Agreement except by written instrument signed by Bishop and JH Foods, Ltd.. Escrow Agent shall not be obligated to honor or act upon any communications or notices received from Bishop or JH Foods, Ltd. unless such communications are in writing.

     6. Governing Law. This Escrow Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado.

     7. Escrow Protection. If, at any time, Escrow Agent shall be uncertain as to any performance required of Escrow Agent hereunder, Escrow Agent shall attempt to obtain the written understanding of Bishop and JH Foods, Ltd. as to such performance. If Escrow Agent is unable to obtain such understanding, it may bring an interpleader or declaratory judgment action in the District Court of El Paso County to resolve the questions as to which it is uncertain. Bishop and JH Foods, Ltd. hereby agree for themselves to the jurisdiction of the District Court of El Paso County, for the purposes of such an action.

     8. Indemnification. JH Foods, Ltd. and Bishop shall defend, indemnify and hold Escrow Agent harmless from and against all claims brought against Escrow Agent as a consequence of its actions hereunder, provided that Escrow Agent has acted in good faith and in compliance with the terms of this Escrow Agreement. The indemnification includes reasonable attorneys' fees, together with all additional costs incurred by Escrow Agent in defending against any such claim.

     9. Notices. All notices required or permitted to be given or delivered hereunder shall be in writing and be hand delivered or sent by a nationally recognized overnight courier for "next day" delivery, with all delivery costs paid, addressed to the party intended at its address as set forth in the Escrow Agreement or such other address as it may designate by notice given to the other party in the manner aforesaid. All such notices shall be deemed to have been given and delivered when hand delivered, or when delivered by Federal Express, UPS, Airborne or any other overnight delivery service.

     IN WITNESS WHEREOF, the parties have executed this Escrow Agreement on the date first set forth above.


BISHOP POWERS, LTD.
_ Bishop Capital Corporation
716 College View Drive
Riverton, WY  82501

By: Bishop Capital Corporation, its General Partner



By:________________________________

JH FOODS, LTD.
4830 Rusina Road, Suite D
Colorado Springs, CO 80907

By: HAF Foods, Inc., a Colorado corporation,
        its General Partner

By: ______________________________________

LAWYERS TITLE INSURANCE COMPANY
555 East Pikes Peak Avenue
Colorado Springs, CO  80903



By:________________________________

                                    EXHIBIT A
                                       to
                                Escrow Agreement


                                LEGAL DESCRIPTION

Lot __ in the Creekside Center, Filing No. __, in the City of Colorado Springs, El Paso County, Colorado

                                    EXHIBIT B
                                       to
                                Escrow Agreement


                              ON SITE IMPROVEMENTS